Exhibit 99.1

Media Contacts:

Marne Oberg

Analysts International Corporation

(952) 838-2867

Analysts International Corporation Regains Compliance
with Nasdaq Listing Rules

MINNEAPOLIS, MN — March 16, 2010 — Analysts International Corporation (AIC) (Nasdaq: ANLYD), an information technology services provider, today announced that it has been notified by The Nasdaq Stock Market that the Company has regained compliance with the minimum $1.00 per share bid price listing rule. In September 2009, as previously announced, AIC was notified that it had 180 calendar days, or until March 15, 2010, to regain compliance with the rule.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its customers. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.